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                                                                    Exhibit 23.1

                     CONSENT OF PRICEWATERHOUSECOOPERS LLP

   We hereby consent to the use in this Registration Statement on Form S-3 of our report (which includes an explanatory paragraph regarding circumstances alleviating substantial doubt about the Company's ability to continue as a going concern) dated March 16, 2001, except for Note 22, as to which the date is April 20, 2001, and Notes 2 and 10, as to which the date is August 22, 2001, relating to the consolidated financial statements of Kindred Healthcare, Inc. and its subsidiaries as of December 31, 2000 and 1999 and for the years then ended, which appears in such registration statement. We also consent to the incorporation by reference in this Registration Statement of our report (which includes an explanatory paragraph regarding circumstances alleviating substantial doubt about the Company's ability to continue as a going concern) dated March 16, 2001, except for Note 22, as to which the date is April 20, 2001, and Notes 2 and 10, as to which the date is August 22, 2001, relating to the consolidated financial statements and financial statement schedule as of December 31, 2000 and 1999 and for the years then ended, which appears in Kindred Healthcare, Inc.'s Form 10-K/A for the year ended December 31, 2000. We also consent to the incorporation by reference in this Registration Statement of our report (which includes an explanatory paragraph regarding fresh-start reporting) dated August 14, 2001, relating to the consolidated balance sheet of Kindred Healthcare, Inc. and its subsidiaries at April 1, 2001, which appears in Kindred Healthcare, Inc.'s Form 8-K filed on August 21, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

                                          /s/ PricewaterhouseCoopers LLP


Louisville, Kentucky

October 19, 2001